Houston Wire & Cable Company Completes Acquisition of Southwest Wire Rope and Southern Wire

Houston, TX—June 28, 2010 – Houston Wire & Cable Company (NASDAQ: HWCC)  announced today that it has completed its previously announced acquisition of Southwest Wire Rope LP, a supplier of custom fabricated lifting equipment  and Southern Wire, LLC, a supplier of  industrial wire rope and related hardware.

The purchase price for the acquisition of both companies was $50 million, subject to a working capital adjustment, and funding for the acquisition was provided by the Company’s existing credit facility.

Mitch Hausman, President of Southwest Wire Rope and Southern Wire, commented, “This is an exciting time for Southwest Wire Rope LP and Southern Wire, LLC. We look forward to working with the experienced and dedicated management of Houston Wire & Cable Company and with their established national distribution network.”

Chuck Sorrentino, President and CEO of HWCC, commented, "We are extremely pleased with the acquisition of these companies and look forward to expanding our long-term growth initiatives. We are striving for a seamless transition with our employees, customers and suppliers. Collectively, these companies will continue providing the right product, to the right place at the right time.”

About Houston Wire & Cable Company

With almost 35 years experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market.  Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable.  HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

CONTACT:

Hope M. Novosad
Manager, Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com